Exhibit 99.1

deCODE genetics Announces Third Quarter 2008 Financial Results

Reykjavik, ICELAND, November 6, 2008 – deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended September 30, 2008. A conference call to discuss the quarter’s results, recent operating highlights and a strategic update will be webcast live tomorrow, Friday, November 7, at 8:00am EST/1pm GMT (details below).

Operating loss for the third quarter 2008 was $11.3 million, compared to $22.2 million for the third quarter 2007. Operating loss for the first nine months of 2008 declined to $44.4 million from $65.7 million for the first nine months of 2007.

Net loss for the quarter ending September 30, 2008 was $17.9 million, compared to $24.2 million for the third quarter 2007. Net loss for the first nine months of 2008 was $62.9 million, compared to $63.1 million for the first nine months of last year. In addition to operating loss, net loss figures for the periods presented include interest expense and, in the 2008 periods, unrealized loss resulting from the revaluation of the company’s auction rate securities investments. The nine-month figure for 2007 also includes a one-time payment deCODE received related to the settlement of an intellectual property suit.

Basic and diluted net loss per share was $0.29 for the third quarter 2008, compared to $0.40 for the same quarter in 2007. For the first nine months of 2008, basic and diluted net loss per share was $1.03, unchanged from that for the first nine months of last year. At the close of the third quarter 2008, the company had approximately 61.8 million shares outstanding.

Revenue for the third quarter this year was $12.0 million, compared to $10.9 million for the same period a year ago. For the first nine months of 2008, revenue was $42.0 million, compared to $27.1 million for the same period last year. As of September 30, 2008, the company had $17.7 million in deferred revenue that will be recognized over future reporting periods. The period-on-period increase in revenue for the third quarter and first nine months of 2008 was driven principally by growth in the company’s genomic services business, which includes the company’s diagnostics, deCODEme™ personal genome analysis, and contract genotyping businesses.

Research and development expense was $5.7 million for the third quarter of this year, compared to $14.1 million for the same period last year. For the first nine months of 2008, R&D expense was $26.3 million, compared to $41.3 million for the first nine months of 2007. Our research and development expense in the first nine months of this year reflects the conclusion of clinical pharmacology studies in our most advanced drug development programs, preparations for the IND filing for our PDE4 modulator DG071, the launch of our prostate cancer, glaucoma and breast cancer tests, and the advancement of gene and target discovery work in a range of major disease areas.

Selling, general and administrative expense for the third quarter of 2008 was $6.7 million, compared to $7.1 million for the 2007 period. For the first nine months of the year, SG&A expense was $21.0 million in 2008 and $19.4 million in 2007.

At September 30, 2008, the company had liquid funds available for operating activities (cash and cash equivalents together with current investments) of $11.8 million, as compared to $23.7 million at June 30, 2008 and $64.2 million at December 31, 2007. The net utilization of liquid funds in the three and nine-month periods ended September 30, 2008 was $12.0 million and $52.4 million, respectively. At September 30, 2008, the company had $35.5 million in cash, cash equivalents and investments, comprised of the $11.8 million in cash and cash equivalents, as well as $5.5 million in restricted investments in U.S. Treasury Bills and $18.2 million in illiquid, non-current investments in auction rate securities. At December 31, 2007, the company had $94.1 million in cash, cash equivalents, restricted cash equivalents, and investments.

The company is undertaking a review of its long-term business strategy with the goal of sharpening the focus of its business, selling assets, securing partnerships, and utilizing the resources generated to support product development and marketing efforts in its core business. The company has utilized a 30-day grace period for the scheduled October 15 interest payment on its 3.5% Senior Convertible Notes due 2011 and is reviewing methods for making this payment. Given its current liquid assets, and without paying the interest on its Notes from its present funds, the company must obtain further financial resources through either the implementation of strategic alternatives, corporate partnerships, or the sale of or loans secured by its auction rate securities in order to continue operations beyond the end of this year. The company is focused on reducing expenses and speeding the evaluation of its strategic options in order to obtain the resources to do so.

deCODE has significant operations in Iceland and pays a large proportion of its fixed costs in Icelandic krona, while its sales are generally denominated in US dollars and its reporting currency is the US dollar. During the third quarter and beginning of the fourth quarter the global financial crisis caused significant economic turmoil in Iceland. As a result, the value of the Icelandic krona has declined significantly versus the US dollar. The turmoil in the Icelandic financial sector and economy as a whole have not to date had any significant adverse impact on deCODE or its day to day operations. deCODE is monitoring closely the situation in Iceland, the principal impact of which for the company has been to decrease the dollar value of our krona-denominated costs. deCODE’s most significant operating expenses denominated in krona include salaries and rental payments on our leased facilities and capital equipment. In as far as the krona decreases in value versus the U.S. dollar that portion of our overall operating expenses that are payable in krona will decrease.

“Over the past few months we have continued to bring forward new products for treating and preventing common diseases. Utilizing the expertise of our protein crystallography and medicinal chemistry units we have filed an IND on an exciting new PDE4 modulator for Alzheimer’s disease that has the potential to avoid some of the side effects of earlier compounds. We have also just launched the first DNA-based test for risk of the common forms of breast cancer, a test which promises to improve the way in which we target intensive screening and thus to catch more cancers earlier. At the same, in a global economic climate in which there is limited access to capital for companies of our size, we believe that the best way to develop and capture the value of our capabilities and product portfolio is to sharpen the focus of our business. We are therefore in the process of reviewing our long-term strategy and will be sharing with you the results of this process in the weeks ahead,” said Kari Stefansson, CEO of deCODE.

Recent highlights include:

Product Development

DG071 for Alzheimer’s and cognition deficits. In October 2008 we filed an investigational new drug (IND) application for DG071, a novel small-molecule modulator of phosphodiesterase 4 (PDE4), being developed for Alzheimer’s and other cognitive disorders. The compound is being developed as a new and potentially safer means of targeting PDE4 to combat memory loss and cognitive deficits associated with Alzheimer’s disease and other disorders in which neural signaling is reduced or impaired. First and second generation PDE4 inhibitors such as rolipram, cilomilast, and roflumilast caused significant side effects, including nausea and vomiting, at therapeutic doses in human clinical trials. Data generated at deCODE suggest that the observed side effects were closely correlated with the binding of these molecules in the PDE4 enzymatic active site competitively with cAMP. As cAMP is of critical importance to neuronal signaling, the goal of deCODE’s program has been to discover compounds that would modulate PDE4 activity via an allosteric mechanism to improve safety and tolerability. Towards this goal, the deCODE biostructures team solved multiple novel co-crystal structures of PDE4D & PDE4B containing regulatory domains with bound ligands. Those structures allowed the deCODE chemistry team to identify a novel binding site for allosteric modulators in the PDE4 regulatory domain. In animal models, DG071 has been shown to significantly improve learning and long- and short-term memory at doses that offer a wide margin for safety and tolerability.

deCODE Breast Cancer. In October, deCODE launched deCODE BreastCancer™, the company’s latest DNA-based disease risk test, for assessing individual risk of the common forms of breast cancer and personalizing screening and treatment strategies. The seven markers measured by the test, discovered by deCODE and others, contribute to the incidence of an estimated 60 percent of all breast cancers. The test integrates data from discovery and replication studies published in major peer-reviewed journals and involving nearly 100,000 breast cancer patients and healthy volunteers from many populations. The test can identify the roughly 5 percent of women who are at a greater than 20 percent lifetime risk of the common forms of breast cancer (about twice the average risk in the general population), and the 1 percent of women whose lifetime risk is roughly 36 percent (about three-times average). According to American Cancer Society guidelines, women with a lifetime risk of 20 percent or greater should receive annual MRI breast screenings in additional to mammograms, and women at 15 to 20 percent lifetime risk should talk with their doctors about the benefits and limitations of adding MRI screening to their yearly mammogram.

Target Discovery

Bladder cancer. deCODE and colleagues in the Netherlands discovered two common single-letter variants in the human genome (SNPs) that confer increased risk of urinary bladder cancer. Approximately 20% of people of European descent carry two copies of the first variant, a version of a SNP on chromosome 8q24, putting them at a 50% higher risk of developing bladder cancer than those without the variant. Individuals who carry two copies of a common version of another SNP on chromosome 3 were found to be at a 40% higher risk of the disease than non-carriers. These are the best-replicated genetic variants ever linked to bladder cancer risk, and the study analysed genotypic data from more than 40,000 patients and controls from Iceland, the Netherlands and eight other European countries. These findings were folded into deCODEme and may be combined with other risk variants to develop a disease-risk diagnostic test.

Skin cancer. deCODE discovered common versions of two single-letter variations in the human genome (SNPs) that confer risk of basal cell carcinoma (BCC), the most common cancer among people of European ancestry. Unlike the four sets of SNPs previously found by deCODE to confer risk of BCC and cutaneous melanoma, these new variants are not linked to fair pigmentation traits that also make certain people prone to freckling and sunburn. These SNPs, both located on chromosome 1, may therefore provide new insight into an underlying biological mechanism causing BCC, independent of the impact of exposure to ultraviolet (UV) radiation in sunlight. Approximately 2% of people of European descent carry two copies of the risk versions of both SNPs, and are at a 170% greater risk of BCC than those who do not carry the risk variants. These SNPs were immediately incorporated into deCODEme™.

Corporate Development and Finance

Strategic Review. Last month, deCODE announced that it is conducting a review of its long-term business strategy. deCODE has utilized its capabilities in medicinal chemistry, structural biology and human genetics to develop product and intellectual property portfolios in both therapeutics and DNA-based diagnostics. The goal of this strategic review is to optimize the value of these assets for its shareholders by sharpening the focus of its business, selling non-core assets, securing strategic partnerships, and utilizing the resources generated to underpin product development and marketing efforts in its core business. The company has engaged the Stanford Group Company to assist in evaluating strategic alternatives and in executing swiftly on the results of this review through the identification of buyers and partners for non-core business units, programs and intellectual property. deCODE plans to provide an update on this process in tomorrow’s conference call. In order to provide more time for the completion of this review and the execution of alternatives including the sale of assets, deCODE announced that it had elected to utilize a 30-day grace period for the scheduled October 15 interest payment on its outstanding 3.5% Senior Convertible Notes due 2011. Failure to pay the interest within 30 days of the due date will constitute an event of default. If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest.

Nasdaq Notification. deCODE has requested a hearing before a Nasdaq Listing Qualifications Panel to present a plan for regaining compliance with Nasdaq Marketplace Rule 4450(b)(1)(A), which requires a minimum market value of listed securities of $50 million. On October 31, 2008, deCODE received a Staff Determination Letter from The Nasdaq Stock Market LLC indicating that the Company had not regained compliance with this rule during the time period provided by Nasdaq in a previous notice as disclosed in the Company’s press release dated October 6, 2008, and therefore its Common Stock is subject to delisting from The Nasdaq Global Market at the opening of business on November 11. Following the hearing request, the Company’s common stock will continue to be listed on The Nasdaq Global Market pending the conclusion of the hearing process and during any extension period which may be granted by the Panel. It is expected that the hearing would be held within 45 days. The Panel has discretion to grant an extension not to exceed 180 days from the date of the Staff notification for the Company to regain compliance with applicable listing standards. There can be no assurance that the Panel will grant the Company’s request for continued listing.

Contacts:

deCODE genetics

Joy Bessenger Edward Farmer Gisli Arnason

+1 212 481 3891 +354 570 2819 +354 570 1900

ir@decode.is info@decode.is info@decode.is

About deCODE

deCODE is a bio-pharmaceutical company developing drugs and DNA-based tests to improve the treatment, diagnosis and prevention of common diseases. Its lead therapeutic programs, which leverage the company’s expertise in chemistry and structural biology, include DG041, an antiplatelet compound being developed for the prevention of arterial thrombosis; DG051 and DG031, compounds targeting the leukotriene pathway for the prevention of heart attack; and DG071 and a platform for other PDE4 modulators with therapeutic applications in Alzheimer’s disease and other conditions. deCODE is a global leader in human genetics, and has identified key variations in the genome (SNPs) conferring increased risk of major public health challenges from cardiovascular disease to cancer. Based upon these discoveries deCODE has brought to market a growing range of DNA-based tests for gauging risk and empowering prevention of common diseases. Through its CLIA-registered laboratory, deCODE is offers deCODE T2™ for type 2 diabetes; deCODE AF™ for atrial fibrillation and stroke; deCODE MI™ for heart attack; deCODE ProCa™ for prostate cancer; deCODE Glaucoma™ for a major type of glaucoma; and deCODE BreastCancer, for the common forms of breast cancer. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com; on our diagnostics site at www.decodediagnostics.com; for our pioneering personal genome analysis service, integrating the genetic variants included in these tests and those linked to another twenty common diseases, at www.decodeme.com; and on our blog at www.decodeyou.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss third quarter financial results and recent operating highlights, will be webcast tomorrow, Friday, November 7, at 8:00am US Eastern Standard Time/1pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 967723.

Condensed Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
	in thousands, except per share amounts (unaudited)
Revenue	$11,978	$10,892	$41,982	$27,060
Operating expenses
Cost of revenue	10,992	11,976	39,138	32,050
Research and development	5,652	14,069	26,269	41,273
Selling, general and administrative	6,661	7,070	21,018	19,395
Total operating expense	23,305	33,115	86,425	92,718

Operating loss	(11,327)	(22,223)	(44,443)	(65,658)
Interest income	500	1,646	1,989	5,155
Interest expense	(4,187)	(4,019)	(12,332)	(11,488)
Other non-operating income and (expense), net*	(2,886)	348	(8,133)	8,890

Net loss	$(17,900)	$(24,248)	$(62,919)	$(63,101)
Basic and diluted net loss per share:	$(0.29)	$(0.40)	$(1.03)	$(1.03)
Shares used in computing basic and diluted net loss per share	61,418	61,033	61,353	60,996

Condensed Consolidated Balance Sheet Data

	At September 30, 2008	At December 31, 2007
	in thousands (unaudited)
Cash and investments **	$35,487	$94,058
Total assets	100,244	156,208
Total liabilities	304,033	301,858
Total shareholders’ equity	(203,789)	(145,650)

* Other non-operating expense for the three and nine months ended September 30, 2008 principally reflect an unrealized loss resulting from the revaluation of the company’s non-current auction rate security investments as of September 30, 2008.

** Cash and investments include cash equivalents, restricted investments and cash equivalents, and non-current investments.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to our ability to obtain financing and to form collaborative relationships, the effect of a potential delisting of our common stock from The Nasdaq Global Market, uncertainty regarding potential future deterioration in the market for auction rate securities which could negatively affect our cash position and result in additional permanent impairment charges, our ability to develop and market diagnostic products, the level of third party reimbursement for our products, risks related to preclinical and clinical development of pharmaceutical products, including the identification of compounds and the completion of clinical trials, the effect of government regulation and the regulatory approval processes, market acceptance, our ability to obtain and protect intellectual property rights for our products, dependence on collaborative relationships, the effect of competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors identified in our most recent Annual Report on Form 10-K and any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.